EXHIBIT 99.1

Luvu Brands Announces Third Quarter 2020 Financial Results

Reports Third Quarter Net Sales of $4 million; Year-to-Date Net Sales $12.9 million

Atlanta, Georgia, May 15, 2020 – Luvu Brands, Inc. (OTCQB: LUVU), a designer, manufacturer and marketer of a portfolio of consumer lifestyle brands and medical PPE, announced today its financial and operational results for the third quarter and nine months ended March 31, 2020.

For the nine months ended March 31, 2020, compared to the nine months ended March 31, 2019:

  Net sales of $12.9 million, down 1% from the prior year period. Sales of Liberator branded products totaled $5.1 million, a decrease of 13% from the prior year; Jaxx sales were $3.2 million, up 10% from the prior year; Avana sales were $2.9 million, up 20% from the prior year. Sales of products purchased for resale declined by 13% from the prior year to $1.1 million.

  Total gross profit of $3.7 million, up 5% compared to the prior year.

  Gross profit as a percentage of sales increased to 29% in the current year from 27% in the prior year due to a change in sales channel mix and product mix.

  Operating expenses were $3.2 million for the nine months ended March 31, 2020 and increased 8%, or approximately $223,000, from the prior year. The increase was due to higher selling and administrative salaries, higher commissions expense and higher advertising expense.

  Year to date net income was $64,000 compared to net income of $164,000 in the prior year.

  Adjusted EBITDA* for the nine months ended March 31, 2020 was $661,000 compared to $728,000 in the prior year.

For the three months ended March 31, 2020, compared to the three months ended March 31, 2019:

  Net sales of $4.0 million, down 6% from the prior year. Sales of Liberator branded products decreased 15% from the prior year, as almost all of the Company’s domestic retail wholesale customers were closed during most of March. Sales of Jaxx products were effectively unchanged from the prior year, sales of Avana products increased 15% from the prior year third quarter sales of products purchased for resale decreased 22% from the prior year.

  Total gross profit of $1.068 million, down 15% from $1.25 million from the third quarter of fiscal 2019. The decrease in gross profit is due to lower retail channel sales of Liberator products, supply chain disruptions and aggressive price promotions during March 2020 on Liberator.com in order to offset the declining retail sales that we being experienced as a result of the COVID-19 pandemic.

  Gross profit as a percentage of net sales decreased to 26.5% from 29% in the prior year third quarter due to higher labor and raw material costs and larger discounts on Liberator.com sales.

  Operating expenses were $1,067 million for the three months ended March 31, 2020 and increased 6%, or approximately $57,000 from the prior year third quarter due to higher advertising expense and higher other selling costs.

  Net loss was $148,000 during the current year third quarter compared to net income of $103,000 in the prior year third quarter.

  Adjusted EBITDA* for the current year third quarter was $43,000 compared to $286,000 in the prior year third quarter.

Louis Friedman, Chairman and Chief Executive Officer, commented, “The COVID-19 pandemic negatively impacted our supply chain and sales channels during the third quarter, but I’m encouraged by the current sales and order trends. Due to our diversity of brands, preliminary internal unaudited net sales for April 2020 were 34% higher than April 2019, of which sales of medical PPE masks and gowns accounted for approximately 60% of the increase. We continue to see growing demand for our Avana PPE products and, to that end, we have acquired additional sewing equipment and increased our sewing and packaging personnel to keep pace with the demand.”

Forward-Looking Statements

Certain matters discussed in this press release may be forward-looking statements.  Such forward-looking statements can be identified by the use of words such as ''should,'' ''may,'' ''intends,'' ''anticipates,'' ''believes,'' ''estimates,'' ''projects,'' ''forecasts,'' ''expects,'' ''plans,'' and ''proposes.'' These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and other factors, some of which are beyond our control and difficult to predict and could cause actual results to differ materially from those expressed or forecasted in the forward-looking statements, including, without limitation, statements regarding our preliminary unaudited net sales for April 2020, statements made with respect to the our ability to continue as a going concern, the impact of the COVID-19 pandemic on our company, our ability to continue to generate revenues and report profitable operations, our ability to repay outstanding promissory notes, our ability to pay our operating expenses and lack of access to additional capital, our ability to effectively compete and the lack of an active trading market for our common stock. You are urged to carefully review and consider any cautionary statements and other disclosures, including the statements made under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 20, 2019 as filed with the Securities and Exchange Commission (the "SEC") on October 11, 2019 and our other filings with the SEC. All forward-looking statements involve significant risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, many of which are generally outside the control of Luvu Brands, Inc. and are difficult to predict. Luvu Brands, Inc. does not undertake any duty to update any forward-looking statements except as may be required by law. The information which appears on our websites and our social media platforms is not part of this press release.

Use of Non-GAAP Measure – *Adjusted EBITDA

Luvu Brands’ management evaluates and makes operating decisions using various financial metrics. In addition to the Company's GAAP results, management also considers the non-GAAP measure of Adjusted EBITDA. While Adjusted EBITDA is not a measure of performance in accordance with GAAP, management believes that this non-GAAP measure provides useful information about the Company's operating results.  The table below provides a reconciliation of this non-GAAP financial measure with the most directly comparable GAAP financial measure.

As used herein, Adjusted EBITDA income represents net income before interest income, interest expense, income taxes, depreciation, amortization, and stock-based compensation expense.

Reconciliation of net income to Adjusted EBITDA income for the nine months ended March 31, 2020 and 2019:

(Dollars in thousands)	Nine months ended March 31,
	2020	2019
Net income	$64	$164
Plus interest expense, net	465	423
Plus depreciation and amortization expense	117	124
Plus stock-based compensation	15	17
Adjusted EBITDA income	$661	$728

About Luvu Brands

Luvu Brands, Inc. designs, manufactures and markets a portfolio of consumer lifestyle brands through the Company’s websites, online mass / drug merchants and specialty retail stores worldwide. Brands include: Liberator®, a brand category of iconic products for enhancing sensuality and intimacy; Avana®, medical and personal PPE products and inclined bed therapy products, assistive in relieving medical conditions associated with acid reflux, surgery recovery and chronic pain; and Jaxx®, a diverse range of casual fashion daybeds, sofas and beanbags made from virgin and re-purposed polyurethane foam. Headquartered in Atlanta, Georgia, the Company occupies a 140,000 square foot vertically-integrated manufacturing facility and employs over 180 people. The Company's brand sites include: www.liberator.com, www.jaxxliving.com, www.avanacomfort.com plus other global e-commerce sites. For more information about Luvu Brands, please visit www.luvubrands.com.

Company Contact:

Luvu Brands, Inc.

Ronald Scott

Chief Financial Officer

770-246-6426

ron@LuvuBrands.com